Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc.® Reports Results for First Quarter

177% growth in fee revenue at Meta Payment Systems® highlights first quarter

Highlights for the fiscal 2009 first quarter ended December 31, 2008

•                  Revenue reached a record high of $24.3 million for the quarter rising 62% compared to 2008

•                  Quarterly net income was $0.7 million compared to a net loss of $0.7 million in the prior year

•                  Meta Payment Systems fiscal first quarter 2009 fee revenue increased 177% over 2008

•                  MPS filed 15 patents during the first quarter of fiscal 2009 and introduced a new tax industry-related credit product

•                  Simplexus had a strong holiday season as gift card sales surpassed prior year by 32%; now serves over 900 banks

•                  MPS deposits grew $136.1 million during the first fiscal quarter to a record $467.1 million

STORM LAKE, IOWA — (February 11, 2009) Meta Financial Group (Nasdaq: CASH-NEWS; the Company) reported earnings for the first quarter of  2009 of $0.7 million or 26 cents per diluted share compared to a net loss of $0.7 million or 29 cents per diluted share for the first quarter of 2008.  The increase in earnings was primarily driven by a $9.7 million increase in fee revenue from the Company’s Meta Payment Systems unit (MPS), a 177% increase over 2008.

President and Chief Executive Officer J. Tyler Haahr stated, “The robust improvement in year-over-year results for the Company illustrates the exciting growth at Meta Payment Systems balanced by a sensible and cautious approach to the traditional banking business.  MPS has proven to be a very resilient revenue producer against the backdrop of the difficult economy and we remain optimistic about it going forward.  We continue to avoid direct exposure to subprime mortgage loans or securities in our traditional bank, where we are applying thoughtful prudence in evaluating investment and loan portfolio opportunities.  We are confident that our current approach will enable us to optimize both our near and long term advantages for our shareholders while remaining fully alert to the risks associated with the current economy for the banking sector.”

Summary Financial Data *

	Three Months Ended
	12/31/08	9/30/08	12/31/07
Net Interest Income – millions	$6.2	$6.5	$5.3
Non Interest Income – millions	15.5	10.8	6.1

Net Income (Loss) – millions	0.7	(1.8)	(0.7)
Diluted earnings (loss) per share	0.26	(0.71)	(0.29)

Net interest margin	3.49%	3.70%	3.49%
Non-performing assets - % of total assets	1.98%	0.99%	0.36%

MPS active cards – millions	17.9	14.2	11.1
MPS transaction volume – billions	$2.4	$2.2	$1.6

    * See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the first quarter of fiscal year 2009 reached a record $24.3 million compared to $15.0 million for the same quarter in fiscal year 2008.  The growth for the quarter was driven primarily by increased Meta Payment Systems fee income.  Due to the lower rate environment, interest income decreased slightly, $0.2 million or 2%.

Net Interest Income

Net interest income for the first quarter was $6.2 million, up $0.9 million or 17% from the same quarter last year.  Net interest margin remained consistent at 3.49% for the both of the first quarters of 2009 and 2008.  The increase in net interest income is primarily attributable to lower rates paid on interest-bearing liabilities, from 2.39% in the 2008 quarter to 1.40% in 2009.  Both asset yields and liability costs decreased over the period, however, higher asset balances and a more favorable deposit mix mitigated the margin impact.  As of December 31, 2008, low- and no-cost checking deposits represented 71% of total deposits compared to 64% one year earlier.  The increase was driven by growth of $136.1 million in MPS deposits, a 41% increase.

Non-Interest Income

Non-interest income also reached a record high for the Company.  First quarter fiscal 2009 non-interest income of $15.5 million was an increase of $9.4 million, or 154%, over the same quarter for 2008.  MPS fee income grew by $9.7 million or 177% as all primary business lines were higher than the corresponding 2008 quarter.  MPS first quarter non-interest income increased from the fourth fiscal 2008 quarter by $4.9 million or 48%.

Non-Interest Expense

Non-interest expense grew $5.8 million, or 45%, to $18.6 million for the first quarter of fiscal year 2009 as compared to the same period in the prior fiscal year.  The bulk of the increase occurred in card processing and personnel-related expense and primarily was the result of continued growth in MPS.

Card Processing expense was $2.2 million higher than the same period in 2008, primarily due to increased sales and transaction volumes from the expansion of existing and new programs at MPS.  Other processing expense increases are attributable to settlement functions for value loading, card sales and anticipated growth of existing products.  Management expects that these costs will continue to increase as MPS introduces more programs and issues more cards.  However, it is anticipated that overall costs will represent a gradually diminishing portion of total revenue over time, as was exemplified by the current quarter’s results.

Compensation expense was $7.4 million for the first quarter of fiscal year 2009, up $1.7 million or 30% from the same period in 2008.  Staff was added to support growth in new business as well as the expansion of existing client programs within MPS.

Legal and consulting expense was $1.1 million for the first quarter of fiscal year 2009, up $0.7 million or 155% from the same period in 2008.  The increase primarily was for MPS-related growth and patent applications, resolution of previously disclosed customer fraud issues and general corporate matters.

Credit Quality

Non-performing loans at December 31, 2008 were $16.5 million representing 3.6% of total loans compared to $7.5 million, or 1.7% at September 30, 2008.  Non-performing assets at December 31, 2008 were $17.0 million representing 1.98% of total assets compared to $7.5 million, or 0.99% at September 30, 2008.  The 2009 first quarter increase related to one commercial borrower that the Company believes participated in a fraud on the Bank and other banks, as first disclosed in the Company’s June 30, 2008 Quarterly Report on Form 10-Q and was provided for in the allowance for loan losses for the quarter ended September 30, 2008.  While the Company’s non-performing loan balance increased during the first quarter of fiscal year 2009 due to this borrower, overall credit quality remained stable during the period.  However, management is exercising increased diligence over the loan and investment portfolios due to the unprecedented nationwide economic challenges.  As stated above, the Company continues to have no direct exposure to subprime mortgage loans or securities.

Loans

Total loans, net of allowance for loan losses, increased $15.4 million, or 3.6%, to $443.3 million during the three months ended December 31, 2008.  This increase primarily relates to growth of $9.1 million in commercial real estate and $18.7 million from the consumer loan portfolio.  The increase in the consumer loan portfolio relates to the development of a new line of credit product resulting from the collaboration of MPS and one of its tax preparation partners. The product was introduced in November to the tax preparer’s strongest customers and functions in concert with the Meta-issued prepaid card.  Offsetting the above increases was a decrease in commercial business and agricultural operating loans of $9.4 million due to pay downs and an increase in the allowance for loan losses of $2.0 million.

$1.3 million of the allowance increase relates to the start-up nature of the new MPS tax preparation credit product mentioned above and the related defaults being forecasted, which are significantly less than expected program revenues.   In addition to the Company’s allowance, the contractual arrangement with this partner also provides for certain credit loss protection mechanisms.  The majority of revenue and income associated with these loans will be realized in the second fiscal quarter.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of new and existing program growth at MPS.  Prepaid card deposits were up $136.1 million, or 41%, at December 31, 2008, as compared to September 30, 2008.  A portion of this increase results from seasonal gift card deposits that remain unspent and were not present at September 30, 2008.  Due to the influx of deposits, the Company was able to reduce its borrowings by $63.5 million during the quarter.

Business Segment Performance

Meta Payment Systems

MPS recorded net income of $1.9 million, or 72 cents per diluted share, for the first quarter of fiscal year 2009, compared to a net loss of $0.1 million, or 3 cents per diluted share, for the same period last year.

MPS quarterly revenue grew by 107%, from $8.7 million in fiscal 2008 to $18.0 million in 2009, notwithstanding a 248 basis point reduction in the average transfer pricing yield received for its deposits from 4.92% in 2008 to 2.44% in the 2009 period. The interest income effect of this rate decrease was $2.3 million and was partially offset by a $1.4 million increase due to higher deposit balances.  In addition, MPS realized new external sources of interest income.

Non-interest income for the quarter grew dramatically from $5.5 million in fiscal 2008 to $15.1 million, or 175%, in 2009.  The growth, primarily fees, was spread among all primary business lines.

Current year non-interest expenses increased by $4.9 million, or 57%, due to volume-driven increases in program support costs and investments in product development.  These investments have led, in part, to the filing of 33 patents since the inception of MPS.

Traditional Banking

The Traditional Banking segment recorded a net loss from continuing operations of $1.0 million, or 37 cents per diluted share, for the first quarter of fiscal year 2009, compared to a net loss from continuing operations of $0.5 million, or 20 cents per diluted share for the same period last year.  Net interest income grew by $1.1 million but was partially offset by an increase in the loan loss provision of $1.0 million from the prior year quarter.  Non-interest income contracted by $0.1 million and non-interest expense grew by $0.7 million.

Other Information

Meta Financial Group and MetaBank continue to meet and exceed federal regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc.®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	December 31, 2008	September 30, 2008
Assets
Cash and cash equivalents	$129,416	$8,151
Investments and mortgage-backed securities	211,926	203,834
Loans receivable, net	443,333	427,928
Other assets	74,450	117,343
Total assets	$859,125	$757,256

Liabilities
Deposits	$711,590	$545,972
Other borrowings	84,238	147,683
Other liabilities	15,307	16,794
Total liabilities	$811,135	$710,449

Shareholders’ equity	$47,990	$46,807
Total liabilities and shareholders’ equity	$859,125	$757,256

Consolidated Statements of Income

	For the 3 Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2008	2007

Interest income	$8,727	$8,899
Interest expense	2,566	3,625
Net interest income	6,161	5,274
Provision for loan losses	2,129	(130)

Net interest income after provision for loan losses	4,032	5,404
Non-interest income	15,535	6,130
Non-interest expense	18,552	12,786
Income (loss) from continuing operations before income tax expense (benefit)	1,015	(1,252)
Income tax expense (benefit) from continuing operations	342	(462)
Income (loss) from continuing operations	673	(790)

Income from discontinued operations before taxes	—	72
Income tax expense from discontinued operations	—	22
Income from discontinued operations	—	50

Net income (loss)	$673	$(740)

Earnings (loss) per common share
Basic-income (loss) from continuing operations	$0.26	$(0.31)
Basic-net income (loss)	$0.26	$(0.29)
Diluted-income (loss) from continuing operations	$0.26	$(0.31)
Diluted-net income (loss)	$0.26	$(0.29)

Selected Financial Information

	2008	2007
For the 3 Months Ended December 31,
Return on average assets-continuing operations	0.34%	-0.43%
Return on average equity-continuing operations	5.89%	-6.72%
Average shares outstanding for diluted earnings per share	2,597,655	2,567,575

	December 31, 2008	September 30, 2008
At Period Ended:
Equity to total assets	5.59%	6.18%
Book value per common share outstanding	$18.44	$18.00
Tangible book value per common share outstanding	$17.55	$17.15
Common shares outstanding	2,602,655	2,601,103
Non-performing assets to total assets-continuing operations	1.98%	0.99%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588